Press Release

TIM: request to call a shareholders meeting from shareholder Vivendi

Rome, 14 December 2018

TIM announces that today it received from shareholder Vivendi S.A. a request to call a shareholders meeting with the following agenda:

• “Appointment of the external auditors for the period 2019-2027;

• Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti;

• Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda.”

The Board of Directors will duly evaluate the request to take the resolutions in its responsibility. TIM notes that the discussion of the first point of the agenda proposed by the shareholder is already been scheduled for the meeting on 17 January 2019, as shared by the Directors in the meeting on 6 December 2018.

TIM Press Office

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TIM Investor Relations

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TIM S.p.A.

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